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                                   EXHIBIT 8

                           1991 Directors Stock Plan
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                        GRIFFIN TECHNOLOGY INCORPORATED
                           1991 DIRECTORS STOCK PLAN

     1. Purpose. The purpose of the Plan is to advance the interests of Griffin Technology Incorporated, a New York corporation, referred to herein as the "Company," and its shareholders by providing an incentive for its directors to participate in the growth of the Company. It is intended that this purpose will be effected through the granting of stock awards (sometimes collectively referred to as "grants") in lieu of monetary compensation, as provided herein.

     2. Effective Date. The Plan shall be effective immediately following the Annual Meeting of the Company in November 1991. The effectiveness of the Plan is conditioned upon its approval by the shareholders of the Company at its Annual Meeting to be held in November 1991.

     3. Administration of the Plan. The Plan shall be administered by the Directors Compensation Committee of the Board of Directors of the Company, referred to herein as the "Committee," which shall consist of at least two directors. A Committee member shall not cease to be eligible to receive any grants hereunder if he or she is otherwise eligible. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee shall hold meetings at such times and places as it may determine. A vote of a majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The Committee shall have authority to adopt rules and regulations for carrying out the Plan. Decisions of the Committee shall be binding on the Company and on all directors eligible to participate in the Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any grant under it.

     4. Stock Grants and Stock Subject to the Plan. Each director who is eligible for and elects to participate in the Plan on the effective date shall be granted on that date 2,000 shares of the Common Stock of the Company. For any person becoming a director subsequent to such effective date, 2,000 shares of the Common Stock of the Company shall be granted to such director on the date of his or her election (provided that he or she has agreed to accept them as provided in the Plan).

     The aggregate number of such shares for all directors shall be 20,000 (subject to substitution or adjustment as provided in Section 7 or 8). Such shares may be authorized and unissued shares or may be treasury shares. Approval by a majority vote of the directors of the Company shall constitute authorization to use such shares for the purposes of the Plan.

     5. Eligible Persons. Grants shall be made only to directors of the Company who agree to accept them in writing prior to the effective date of the Plan as to them and who become directors on or before the fifth anniversary of the effective date of the Plan. No director who is also an officer or other employee of the Company shall be eligible to receive a grant. Any director at any time may waive the right to receive any grant or any part thereof. Any such waiver shall be irrevocable.

     6. Restrictions. Each grant shall be subject to the following conditions and restrictions:

          A. The Common Stock under the grant (hereinafter called "Restricted Stock") may not be sold or otherwise transferred by the director until ownership vests. Subject to the other provisions hereof, vesting of ownership shall occur according to the following provisions of this Section 6A. For eligible directors on the effective date of the Plan, 400 shares shall vest on the first day of November in each of the years 1992 through 1996 inclusive. For persons subsequently becoming directors and who have agreed to participate in the Plan, (i) the effective date as to such persons and the grant of shares shall be the day on which he or she is elected as a directors and (ii) 400 of the shares granted to him or her shall vest on the first day of the eleventh month following the month of the effective date of the Plan as to such person (the "first anniversary date") and 400 of the shares shall vest on each of the next four anniversaries of the first anniversary date, i.e., until vesting of all 2,000 shares has occurred. Except as provided in Section 6C, the holder of the grant must be a director of the Company at the time of vesting for vesting to occur.

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          B. Restricted Stock shall be issued to a director as of the effective date of the Plan as to such director and a certificate evidencing shares shall be delivered by the Company to the director within a reasonable period of time after those shares cease to be Restricted Stock upon expiration of the applicable restricted period.

          C. If the holder of Restricted Stock shall cease to be a director of the Company by reason of death or disability prior to the lapse of restrictions, the director or his or her legal representatives, heirs or devisees, as the case may be, shall be entitled to receive a certificate for a number of shares of Common Stock equal to that portion of his or her Restricted Stock remaining from any grant, determined by multiplying the total number of shares of Restricted Stock remaining from such grant which would otherwise vest on the next vesting date, by a fraction, the numerator of which shall be the number of days since the last vesting date (or effective date of the Plan if the first vesting date has not yet occurred) to the date the holder ceases to be a director, and the denominator of which shall be 365.

          D. Upon the acquisition by an unaffiliated person, entity or group of 30 percent or more of the Company's outstanding shares of stock having general voting rights, the restrictions shall immediately expire as to all Restricted Stock.

          E. Except as provided in Section 6C, all right and title to Restricted Stock of the holder thereof under the Plan shall terminate and be forfeited upon termination of the holder's status as a director of the Company or other failure to fulfill all conditions and restrictions applicable to such Restricted Stock. Any such forfeited shares shall be available for other grants under this Plan.

          F. Except for the restrictions set forth herein, a holder of Restricted Stock shall possess all the rights of a holder of the Company's Common Stock, provided that dividends or distributions on such Common Stock in the form of securities of the Company shall be subject to the same restrictions herein.

     7. Recapitalization. In the event there is any recapitalization in the form of a stock dividend, distribution, split, subdivision or combination of shares of Common Stock of the Company, resulting in an increase or decrease in the number of common shares outstanding, the number of common shares available or authorized under the Plan shall be increased or decreased proportionately, as the case may be, and the number of shares covered by each outstanding grant shall be increased or decreased proportionately, as the case may be.

     8. Reorganization. If, pursuant to any reorganization, sale or exchange of assets, consolidation or merger, outstanding Common Stock is or would be exchanged for other securities of the Company or of another company which is a party to such transaction, or for property, any grant under the Plan theretofore granted shall apply to the securities or property into or for which the Common Stock covered thereby would have been exchanged had such Common Stock been outstanding at the time. In any of such events the total number and class of shares then remaining available for issuance under the Plan (including shares reserved for outstanding grants and shares available for future grants under the
Plan) shall likewise be adjusted so that the Plan shall thereafter cover the number and class of shares equivalent to the shares covered by the Plan immediately prior to such event.

     9. General Restriction. Each grant shall be subject to the requirement that if at any time the listing, registration or qualification of the shares subject to such grant upon any securities exchange or under any state or federal law, or that the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, such grant or the issue of shares thereunder or the subsequent sale of such shares, such grant shall be subject to the condition that such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

     10. Payment of Taxes. Prior to the delivery of any certificates for shares acquired pursuant to the vesting of a grant under Section 6, the holder must satisfy Federal, State and local withholding tax obligations, if any, by remitting to the Company a sufficient amount of cash to satisfy the withholding requirements.

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     11. Definitions.  Any terms or provisions used herein which are defined in
Section 83 of the Internal Revenue Code of 1986 or the regulations thereunder or corresponding provisions of subsequent laws and regulations in effect at the time grants are made hereunder shall have the meanings as therein defined.

     12. No Director Rights. The Plan and any grants under the Plan shall not confer upon any holder any right with respect to continuance as a director of the Company, nor shall they interfere in any way with the right, if any, of the Company to terminate the holder's position as a director at any time.

     13. Governing Law. To the extent not inconsistent with the provisions of the Internal Revenue Code that relate to stock awards, this Plan and any other agreement adopted pursuant to it shall be construed under the laws of the State of New York.

     14. Amendment of the Plan. The Board of Directors of the Company may, from time to time, terminate the Plan or make such amendments or revisions as the Board shall deem advisable in order to conform the Plan to any change in any law or regulation applicable thereto. The shareholders, by affirmative vote of a majority of shares of Common Stock, may terminate the Plan or may modify or amend its terms or the terms of any grant agreement hereunder in any respect whatsoever. No termination, modification or amendment of the Plan or any agreement thereunder shall, without the consent of the participating director to whom any grant shall theretofore have been made, alter or impair the rights of such director thereunder and no modification or amendment may be made without shareholder approval which would result in any member of the Board of Directors ceasing to be a disinterested person with respect to the Plan under Rule 16b-3 of the Securities Exchange Act of 1934.

     15. Duration of the Plan. The Plan shall remain in effect until all shares subject to, or which may become subject to, the Plan shall have been conveyed pursuant to the provisions of the Plan.

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